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Exhibit 21

Subsidiaries

ACNielsen eRatings.com (Delaware)

NetValue SA (France)

NetValue Ltd (United Kingdom)

NetValue Deutschland Gmbh (Germany)

NetValue Internet Measurement SA (Spain)

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  Exhibit 21
Subsidiaries